Exhibit (c)(9)

INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL Project Padlock Update Materials for Transaction Committee Goldman Sachs & Co. LLC Strictly Private and Confidential February 4, 2022

Today’s Agenda INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL 8 Outreach Update 8 Management Presentation Schedule

. Outreach Update INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL Initial Outreach (24} Active Parties in Process (18} ./ 19 Financial Sponsors ./ 12 Negotiating NDAs ./ 6 Signed NDAs

8 Management Presentation Schedule INVESTMENT BANKING I DIVISION ‘WLINCOLN INTERNATIO NAL February 2022 (Times in MT) Monday Tuesday Wednesday Thursday Friday 31 1 2 3 4 (8:00am- 10:00am) (12:00pm—2:00pm) 7 8 9 10 11 ./ ./ ./- ./- ./ (7:00am—9:00am) (8:00am -10:00am) (9:00am- 11 :OOam) (8:15am-10:15am) (8:00am-10:00am) ./- ./ ./- ./- ./- (3:00pm—5:00pm) (10:30am—12:30pm) (1:OOpm-3:00pm) (12:00pm-2:00pm) (1:00pm-3:00pm) ./ ./ (1:OOpm-3:00pm) (2:30pm-4:30pm) Total Management Presentations: 14 Scheduled 1 Up to 4 Pending

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